Whirlpool Corporation Welcomes Karin Risi to Board of Directors

BENTON HARBOR, Mich., Oct. 19, 2026 — The Whirlpool Corp. board of directors has appointed Karin Risi, a former Vanguard senior executive with more than 30 years of experience in asset and wealth management, effective immediately. Risi will serve on the Finance and Human Resources committees.

"Karin’s exceptional leadership in asset management, strategic growth, digital innovation and global operations, combined with her extensive governance experience, makes her an invaluable addition to our board as we continue driving meaningful value and long-term success for our shareholders and consumers," said Marc Bitzer, chairman and CEO of Whirlpool Corp.

During her 28-year career at Vanguard, Risi served as managing director and chief strategy and product officer, overseeing enterprise strategy, business development, and global product development for a $12 trillion investment platform serving more than 50 million investors. She previously served as managing director of Vanguard Personal Investor, leading the business strategy, financial performance, digital transformation, and client experience for millions of individual investors. Risi also led the effort to build and launch Vanguard’s Personal Advisor wealth management business, a strategic growth engine for the firm. Earlier in her career, she held leadership roles of increasing responsibility in investment analysis, corporate strategy, and institutional asset management.

Risi holds a bachelor’s degree in finance and a MBA from Villanova University. She currently serves as an independent director of SEI Investments Company and HarbourVest Partners.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is a leading home appliance company, in constant pursuit of improving life at home. As the only major U.S.-based manufacturer of kitchen and laundry appliances, the company is driving meaningful innovation to meet the evolving needs of consumers through its iconic brand portfolio, including Whirlpool, KitchenAid, JennAir, Maytag, Amana, Brastemp, Consul, and InSinkErator. In 2025, the company reported approximately $16 billion in annual net sales - close to 90% of which were in the Americas - 41,000 employees, and 35 manufacturing and technology research centers. Additional information about the company can be found at WhirlpoolCorp.com.